Exhibit 99.1

FOR IMMEDIATE RELEASE

Supernus Posts Exciting Clinical Data Regarding Trokendi XR™ and Oxtellar XR™

on the Company Website

Rockville, MD, December 12, 2013 —Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), a specialty pharmaceutical company, today announced that the clinical data that was released at the American Epilepsy Society (AES) Meeting in December in Washington DC is now available on its website. Please click here to view.

In total, Supernus had 12 presentations/scientific posters highlighting data that were generated on Trokendi XR and Oxtellar XR. For a complete read on the data and scientific posters please refer to the link above or go to our website under the investor and events & presentations section.

Some of the key and exciting highlights from the data include:

Trokendi XR™:

An overwhelming majority of patients (93%) preferred once daily Trokendi XR when switched from twice daily immediate release topiramate. Similarly, 92% of the patients with epilepsy also expect Trokendi XR to have a positive impact on treatment adherence.

In a head to head study, once daily Trokendi XR was bioequivalent to twice daily immediate release topiramate and showed a potential pharmacodynamic difference with a significantly less negative impact on objective measures of cognitive function such as verbal fluency (i.e., Controlled Oral Word Association, COWA).

Trokendi XR offers the convenience of once-daily topiramate dosing without increasing the clinical risk of missed, delayed, or doubled doses.

Co-administration of Trokendi XR with alcohol in humans does not result in “dose dumping.” Patients will have similar systemic exposure whether Trokendi XR is taken with or without alcohol.

Dosage recommendations for Trokendi XR in elderly patients are the same as for immediate release topiramate , i.e., reduce dose according to renal function status rather than age (one-half the adult dose if creatinine clearance <70mL/min/1.73m2).

Oxtellar XR™:

Seizure control achieved with once-daily Oxtellar XR during the double-blind PROSPER study was maintained and further improved during the long term open-label extension when dosages could be optimized.  Oxtellar XR showed impressive median % seizure reduction up to 64% with responder rates (% of patients with >50% seizure reduction) overtime up to 61%.

Oxtellar XR was very well tolerated during long-term maintenance therapy with discontinuations due to adverse events of only 5%. Such improved tolerability may allow higher and potentially more effective Oxcarbazepine dosages to be achieved with once daily Oxtellar XR.

About Trokendi XR™

Trokendi XR is the only approved novel once-daily extended release formulation of topiramate for the treatment of epilepsy. Trokendi XR is an antiepileptic drug indicated for initial monotherapy in patients 10 years of age and older with partial onset or primary generalized tonic-clonic seizures; adjunctive therapy in patients 6 years of age and older with partial onset or primary generalized tonic-clonic seizures; and adjunctive therapy in patients 6 years of age and older with seizures associated with Lennox-Gastaut syndrome. The product is available in 25mg, 50mg, 100mg and 200mg extended-release capsules.

For full prescribing and safety information, click here.

About Oxtellar XR™

Oxtellar XR is the only approved novel once- daily extended release formulation of oxcarbazepine for the treatment of epilepsy. It is an antiepileptic drug indicated for adjunctive therapy in the treatment of partial seizures in adults and in children 6 to 17 years of age. The product is available in 150 mg, 300 mg and 600 mg extended-release tablets.

For full prescribing and safety information, click here.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system, or CNS, diseases. The Company has two marketed products for epilepsy, Oxtellar XR™ (extended-release oxcarbazepine) and Trokendi XR™ (extended-release topiramate). The Company is also developing several product candidates in psychiatry to address large market opportunities in ADHD, including ADHD patients with impulsive aggression. These product candidates include SPN-810 for impulsive aggression in ADHD and SPN-812 for ADHD.

Forward Looking Statements

This press release contains forward-looking statements regarding clinical data and the potential for Trokendi XR and Oxtellar XR to treat epilepsy. Actual results may differ materially from those in these forward-looking statements as a result of various factors, including, but not limited to, risks regarding the company’s ability to commercialize the product successfully, whether physicians will prescribe and patients will use the product, and competition in the market. For a further description of these and other risks facing the Company, please see the risk factors described in the Company’s Annual Report Form 10-K that was filed with the United States Securities and Exchange Commission on March 15, 2013 and under the caption “Risk Factors” and the updates to these risk factors in the Company’s quarterly report form 10-Q that was filed with the Commission on August 15, 2013. Forward-looking statements speak only as of the date of this press release, and the company undertakes no obligation to update or revise these statements, except as may be required by law.

CONTACTS:

Jack A. Khattar, President and CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

Tel: (301) 838-2591